Exhibit 3.10

CELLU TISSUE LLC

LIMITED LIABILITY COMPANY AGREEMENT

Cellu Tissue Holdings, Inc., a corporation organized under the laws of the State of Delaware, is the sole member (the ‘“Member”) of Cellu Tissue LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”). The Member hereby adopts this Limited Liability Company Agreement (this “Agreement”) as of March 1, 2003, pursuant to the provisions the Delaware Limited Liability Company Act (the “Act”).

The Member formed the Company by filing a Certificate of Formation and Certificate of Conversion in the Office of the Secretary of State of the State of Delaware on February 28, 2003, (with instructions to be deemed effective as of6:S9 a.m. on March 1, 2003) and now declares as follows:

1. FORMATION OF THE COMPANY

1.1 Name and Formation. The name of the Company is Cellu Tissue LLC. The Company and all equity ownership interests in the Company will be governed by this Agreement and, except as modified by this Agreement, by the Act.

1.2 Membership Interest. The equity ownership interest in the Company is designated as the “Membership Interest.” The Membership Interest is personal property and the owner of the Membership Interest has no claim to specific property of the Company. The Membership Interest is subject to the limitations on Transfer (as defined below in Section 6.2) set forth in Section 6.2. It is the intent of the Member and the Company that there be only one member of the Company at any time and that the Membership Interest be the only Interest in the Company outstanding at any time. In the event of a Transfer of the Membership Interest permitted by Section 6.2 below, references in this Agreement to the Member will thereafter be deemed to refer to the succeeding owner of the Membership Interest.

1.3 Offices: Registered Agent. The name and address of the agent for service of process, and the address of the registered office in the State of Delaware, is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware, 19808. The Company may have such offices or places of business as the Member may designate or as the business of the Company may from time to time require. The principal office, registered office and the registered agent may be changed from time to time by written action of the Member.

1.4 Term of the Company. The Company will have perpetual existence, unless sooner terminated in accordance with the provisions of this Agreement.

1.5 Business Purpose. The Company is organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Act.

Except as otherwise provided in the Act or by other applicable law, the Company will have the power to do all things necessary or convenient to effect any or all of its business purposes.

1.6 Tax Classification. It is the Member’s express intention that, in accordance with Treasury Regulations Sections 301.7701-2 and 30I.7701-3 and corresponding provisions of applicable state tax laws (and any successor provisions), the Company be disregarded as an entity separate from the Member for all income and franchise tax purposes. To that end:

(a) The Member and the Company will take no action that would terminate the Company’s eligibility to be a disregarded entity (“Contrary Action”) (for example, any Issuance of Additional Interest (as defined below in Section 5) or any Transfer of the Membership Interest that results in the Company having more than one Member, or any action that would cause the Company to become an association taxable as a corporation within the meaning of Treasury Regulations Section 301.7701-2(b)(2)) absent a written statement of consent by the Member to act in contravention of such intentions after consultation with its tax advisors as to any potential adverse tax consequences of the Contrary Action. Any Contrary Action taken by the Member or the Company that is not accompanied by a written statement of consent by the Member to proceed notwithstanding the conflict between the Contrary Action and the intentions expressed in this Section 1.6 shall be null and void, and of no force or effect whatsoever. The Company shall not record on its books any purported Issuance of Additional Interest or any purported Transfer of the Membership Interest that is a Contrary Action not permitted under this Agreement after taking into account the provisions of this Section 1.6(a), Section 5 and Section 6.2.

(b) For any period that the Company is disregarded, all of the Company’s items of income, gain, deduction, loss, and credit, will be included directly in the federal (and applicable state) income and franchise tax returns of the Member as if the Company were a branch or division of the Member.

2. CAPITAL CONTRIBUTIONS

2.1 Initial Capital Contribution. The Member will be credited with making an initial contribution to the capital of the Company in the amount of the net equity value of the Company’s predecessor, Cellu Tissue Corporation, as reflected on the Company’s books and records (the “Initial Capital Contribution”). Only the owner of the Membership Interest has the right to recover this Initial Capital Contribution.

2.2 Additional Capital Contributions. Additional contributions to the capital of the Company may be made at such times and in such amounts as the Member may decide from time to time (“Additional Capital Contributions”). As the holder of the Membership Interest, the Member is the only Person (as defined below in this Section 2.2) that has the right to make Additional Capital Contributions, and that has the right to recover any Additional Capital Contributions. For purposes of this Agreement, a “Person” means any natural person, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other entity, including without limitation, a foreign trust or any foreign business organization, and heirs, executors, administrators, legal representatives, successors and assigns of each Person where the context so permits.

2.3 Advances from the Member. Any advance other than the Initial Capital Contribution or Additional Capital Contributions made by the Member or any other Person to the Company will not be deemed a capital contribution to, or be reflected on the balance of, any capital account of the Company. The amount of any such advance instead create indebtedness owing by the Company to the Member or such other Person and, except as. otherwise expressly provided in this Agreement, will be repaid as soon as practicable to the Member or such other Person. Any distribution relating to an advance other than the Initial Capital Contribution or Additional Capital Contributions made by the Member or any other Person to the Company will constitute a repayment of such advance, and any excess distribution will not create a deemed equity interest in the Company.

2.4 No Interest. No interest will be paid by the Company on the Initial Capital Contribution or any Additional Capital Contribution.

3. MANAGEMENT AND OPERATIONS

3.1 Management by the Board. The Company will have a Board of Directors consisting of one or more directors who will be elected by the Member, and who will constitute “Directors” within the meaning of the Act. A Director will serve until he or she resigns or is removed by the Member, with or without cause. Except as expressly set forth herein, the management, control and operation of the Company will be vested exclusively in the Board, and the Board will have full power and authority and absolute discretion to do all things deemed necessary or desirable by it to conduct the business of the Company; provided however, that the consent of the Member by written resolution adopted at a meeting of the board of directors of the Member or by unanimous written consent of the board of directors of the Member in lieu of a meeting will be required to approve the following: (i) dissolution of the Company, (ii} merger or conversion involving the Company, (iii) transfer of all or substantially all of the assets of the Company, (iv) the admission of a new member, and (v) amendment of the Certificate of Formation of the Company or this Agreement. A majority of the number of Directors will constitute a quorum for the transaction of business at a meeting of the Board of Directors. Unless a greater vote is required by the Act or this Agreement, the affirmative vote or consent of a majority of the Directors present at a meeting at which a quorum is present is necessary to approve a matter or authorize an action. A Board of Directors will keep minutes of its meetings.

3.2 Officers. The Directors, by written resolution adopted at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors in lieu of a meeting, may appoint a president, chief financial officer, treasurer, secretary or such other officers (“Officers”) of the Company as they deem necessary or appropriate, and may assign or delegate to such Officers the titles, duties, responsibilities, and authorities reflected in such resolutions; provided that, unless there is anything specifically to the contrary, such officers will have the same power and authority as equivalent officers bearing the same title under the Delaware General Corporation Law. An Officer will serve until he or she resigns or is removed by the Directors, with or without cause. At all times, the actions of the Officers will be subject to the review, delegation, redetermination, direction, and control of the Directors.

3.3 Action by the Member, Directors, or Committee. Any action required to, or which may, be taken by the Member, Directors, or Committee may be taken without a meeting by consent thereto in writing, setting forth the action so taken, and unanimously signed, as applicable, by the Member, Directors, or the Committee.

3.4 Indemnity.

3.4.1 Indemnity of Directors, Officers, Employees. Each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or any of its subsidiaries or members or is or was serving at the request of the Company or any of its subsidiaries or members, as a director, officer, employee, fiduciary or agent of another Company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware or the Delaware Limited Liability Company Act, as the case may be (the “Delaware Acts”), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Person in connection therewith and such indemnification shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right The Company shall pay the expenses (including attorneys’ fees) incurred by any Person described in the first sentence of this Section in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware Acts or the Company so requires, the payment of such expenses incurred by such Person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Section 3.4 or otherwise.

3.4.2 Recovery of Claims. If a claim under paragraph 3.4.1 is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty days, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Corporation Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its disinterested directors (or a committee thereof), independent legal counsel, or its members) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Corporation Act, nor an actual determination by the Company (including its disinterested directors (or a committee thereof), independent legal counsel, or its members) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3.4.3 Exclusivity. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 3.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, provision of this Limited Liability Company Agreement, Certificate of Formation, agreement, vote of members or disinterested directors or otherwise.

3.4.4 Insurance. The Company may maintain insurance, at its expense, to protect itself and any of its subsidiaries or affiliates and any director, officer, employee or agent of the Company and any of its subsidiaries or affiliates or another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Corporation Act.

3.4.5 Contracts. The Company may enter into contracts with any director, officer, employee or agent of the Company or any of its subsidiaries or affiliates providing indemnification to the full extent authorized or permitted by the Delaware Acts.

3.4.6 Reduction. The Company’s indemnity of or advancement of expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise shall be reduced by any amounts such Person may collect as indemnification or advancement from such other company, partnership, joint venture, trust or other enterprise.

3.4.7 Repeal or Modification. Any repeal or modification of the foregoing paragraphs of Section 3.4 shall not adversely affect any right or protection of a Person with respect to any act or omission occurring prior to the time of such repeal or modification.

4. DISTRIBUTIONS

4.1 Distribution. Distributions may be made only to the Member from time to time as the Company may decide, with approval from the Member, after the Company has established such reserves for anticipated Company needs (taking into account existing and potential liabilities and obligations of the Company) as the Member and Company deem reasonable.

4.2 Reimbursements. All of the Company’s expenses will be billed directly to, and paid by, the Company. The Company is specifically authorized to make reimbursements to the Member should the Member provide, at market rates, goods, materials, or services used for or by the Company.

5. ADMISSION OF ADDITIONAL MEMBERS

The Company may cause the Company to have more than one member by issuing a membership interest to a Person other than the Member (“Issuance of Additional Interest”) only if, after the Member’s consultation with its tax advisors as to any potential adverse tax consequences to the Company or the Member, the Member executes a written statement of consent to the Issuance of Additional Interest stating that the Member has consulted with .its tax advisors as to any potential adverse tax consequences of the Contrary Action, and that the Member consents to the Issuance of Additional Interest. In connection with any Issuance of Additional Interest in accordance with this Section 5, this Agreement shall be superseded by a limited liability company agreement approved by the Member and entered into by all members, including each additional member, and the Company. Any purported Issuance of Additional Interest effected other than in accordance with this Section 5 will be treated in accordance with Section 1.6.

6. TRANSFER OF MEMBERSHIP INTEREST AND WITHDRAWAL OF MEMBER

6.1 Certificate for Membership Interest. The Membership Interest may be evidenced by a certificate in a form approved by the Board of Directors. If such a certificate is issued, it shall contain a restrictive legend prohibiting any transferability thereof without the express compliance with the terms and conditions of this Agreement, and may be amended from time to time.

6.2 Assignment and Transfer of Membership Interest. Absent a written statement of consent by the Member to Transfer the Membership Interest other than in accordance with this Section 6, which statement shall indicate that the Member has consulted with its tax advisors as to any potential adverse tax consequences of the Contrary Action, the Member shall not Transfer the Membership Interest to any Person except (i) as security for any financing provided to the Company and/or the Member; or (ii) in a Transfer of the entire Membership Interest to another corporation or other legal entity in a Transfer to which Section 381 of the Internal Revenue Code of 1986, as amended, is applicable, and pursuant to which the transferee becomes or remains the sole owner of the Membership Interest. Any purported Transfer not permitted under this Section 6 will be treated in accordance with Section 1.6(a). For purposes of this Agreement, a “Transfer” means with respect to any interest in the Company, as a noun, any voluntary or involuntary assignment, sale or other transfer or disposition of such interest, including any pledge, or the granting of a security interest, lien or other encumbrance in or against, any interest in the Company, and as a verb, voluntarily or involuntarily to assign, sell or otherwise transfer or dispose of such interest.

7. DISSOLUTION AND LIQUIDATION

7.1 Dissolution. This Agreement will terminate, and the Company will be dissolved, upon the determination of the Member. The dissolution or bankruptcy of the Member will not affect the status of the Company.

7.2 Certificate of Dissolution. As soon as possible following the determination of the Member to dissolve the Company, the Member will cause to be executed and file a Certificate of Dissolution in such form as may be prescribed by the Act.

7.3 Procedures.

7.3.1 Liquidation of Assets. In the event of the dissolution of the Company, the Member or the Person required by law to wind up the Company’s affairs (the Member or such other Person being referred to in this Agreement as the “Liquidating Agent”) will begin to wind up the affairs of the Company and liquidate its assets as promptly as is consistent with obtaining fair value therefor. In connection with any such winding rip and liquidation, a financial statement of the Company as of the date of dissolution will be prepared and furnished to the Member by the Liquidating Agent.

7.3.2 Authority of Liquidating Agent. In connection with the winding up and dissolution of the Company, the Liquidating Agent will have all of the rights and powers with respect to the assets and liabilities of the Company that the Member or the Board of Directors would have pursuant to the Act or any other applicable Jaw.

7.3.3 Distribution of Assets. Following the payment of, or provision for, all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Liquidating Agent to set up such cash reserves as the Liquidating Agent may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds (or other remaining assets) of the Company will be distributed in cash to the Member.

7.4 Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all Company funds and other assets, the Company and this Agreement will terminate and the Liquidating Agent will have the authority to take or cause to be taken such actions as are necessary or reasonable in order to obtain a certificate of dissolution of the Company as well as any and all other documents required by the Act or any other applicable law to effectuate the dissolution and termination of the Company.

8. FISCAL AND ADMINISTRATIVE MATTERS

8.1 Fiscal Year. The fiscal year of the Company will be determined by the Board of Directors.

8.2 Deposit. All funds of the Company will be deposited from time to time to the credit of the Company in such banks, trust companies, or other depositories as the Directors or Officers may select.

8.3 Checks. Drafts, Etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company, will be signed by an Officer or any other Person selected by the Directors.

8.4 Books and Records. The Company will keep or cause to be kept accurate and complete minutes and records of the meetings or consents in lieu of meeting of the Member and the Directors and books and records of account of the Company, which will be kept at the principal place of business of the Company or at such other places as the Directors will from time to time determine. The Member will have the right to examine at any reasonable time or times for any purpose, the minutes and records of the Directors and the books and records of account of the Company, and to make copies thereof.

9. AMENDMENTS

The Member may at any time and without limitation, vary, modify, or change this Agreement by, and only by, a written amendment duly adopted by the Member.

IN WITNESS WHEREOF, this Agreement has been adopted as of the day and year first above written.

CELLU TISSUE HOLDINGS, INC.

By:	/s/ Hugo E. Vivero
Name:	Hugo E. Vivero
Title:	Senior Vice President Finance & Chief Financial Officer

CELLU TISSUE LLC

By:	/s/ Hugo E. Vivero
Name:	Hugo E. Vivero
Title:	Senior Vice President Finance & Chief Financial Officer